EXHIBIT 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On May 22, 2019, 2U, Inc. (the “Company”) acquired Trilogy Education Services, Inc. (“Trilogy”) for (i) $424.3 million in cash and (ii) 4,608,101 shares of the Company’s common stock (the “Trilogy Acquisition”).

The unaudited pro forma combined financial information has been prepared to give effect to the Trilogy Acquisition and the financing transactions related thereto, which include the incurrence of $250.0 million of indebtedness under a senior secured term loan facility (the “Financing” and together with the Trilogy Acquisition, the “Transactions”) as discussed further below.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 is presented herein. The unaudited pro forma combined statement of operations is based on the historical results of the Company and Trilogy for the year ended December 31, 2019, and gives effect to the Transactions as if they occurred on January 1, 2019. No pro forma combined balance sheet as of December 31, 2019 or June 30, 2020, and no pro forma combined statement of operations for the six-month period ended June 30, 2020, is necessary to reflect the Trilogy Acquisition, as the Trilogy Acquisition is fully reflected in the Company’s historical consolidated balance sheet as of December 31, 2019 and June 30, 2020 and in the Company’s historical consolidated statement of operations for the six-month period ended June 30, 2020. The unaudited pro forma combined statement of operations does not include the realization of any future cost savings or integration changes that are expected to be achieved. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) expected to have a continuing impact on the combined entity’s results.

The unaudited pro forma combined financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what the Company’s results of operations and financial position would have been had the Transactions actually occurred on the dates indicated, and it is neither representative of nor projects the Company’s results of operations for any future period or its financial condition at any future date.

The unaudited pro forma combined financial information is derived from the historical financial statements of the Company and Trilogy and should be read in conjunction with (i) the accompanying notes to the unaudited pro forma combined financial information, (ii) the audited financial statements and related footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and (iii) Trilogy’s unaudited financial statements for the three months ended March 31, 2019 and related footnotes thereto included in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 30, 2019.

2U, Inc.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31, 2019
	2U, Inc.	Trilogy Education Services, Inc.(1)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$574,671	$50,125	$—		$624,796
Costs and expenses
Curriculum and teaching	63,270	18,067	—		81,337
Servicing and support	98,890	7,202	247	(a)	106,339
Technology and content development	115,473	6,207	10,239	(a)(b)	131,919
Marketing and sales	342,395	17,777	3,899	(a)(b)	364,071
General and administrative	131,020	24,684	(11,430)	(a)(c)	144,274
Impairment charge	70,379	—	—		70,379
Total costs and expenses	821,427	73,937	2,955		898,319
Loss from operations	(246,756)	(23,812)	(2,955)		(273,523)
Interest income	5,800	1	—		5,801
Interest expense	(13,419)	—	(8,546)	(d)	(21,965)
Other expense, net	(707)	135	—		(572)
Loss before income taxes	(255,082)	(23,676)	(11,501)		(290,259)
Income tax benefit (expense)	19,860	(56)	(17,460)	(e)	2,344
Net loss	$(235,222)	$(23,732)	$(28,961)		$(287,915)
Net loss per share, basic and diluted	$(3.83)				$(4.56)
Weighted-average shares of common stock outstanding, basic and diluted	61,393,666		1,780,115	(f)	63,173,781

(1)       Includes results from Trilogy for the period from January 1, 2019 through May 21, 2019.

See accompanying notes to unaudited pro forma combined financial information.

Notes to Unaudited Pro Forma Combined Financial Information

Note 1 — Purchase Price

The aggregate purchase price for the Trilogy Acquisition was $608.6 million, which comprised consideration to Trilogy’s shareholders of $424.3 million in cash and 4,608,101 shares of the Company’s common stock valued at $184.3 million. Following the Trilogy Acquisition, the Company owns all of the outstanding equity interests of Trilogy.

Note 2 — Financing Transactions

On May 22, 2019, to fund a portion of the cash consideration of the purchase price for Trilogy, the Company entered into a credit agreement (the “Credit Agreement”) with Owl Rock Capital Corporation, as administrative agent and collateral agent, and certain other lenders party thereto that provided for a $250 million senior secured term loan facility (the “Term Loan”).

The Term Loan matures on May 22, 2024 and bears interest, at the Company’s option, at variable rates based on (i) a customary alternative base rate (with a floor of 2.00%) plus an applicable margin of 4.75% or (ii) an adjusted LIBOR rate (with a floor of 1.00%) for the interest period relevant to such borrowing plus an applicable margin of 5.75%.

Note 3 — Unaudited Pro Forma Combined Consolidated Statement of Operations Adjustments

(a)	Reflects an adjustment to record the pro forma stock-based compensation charges of $1.3 million. These compensation arrangements with certain employees and officers of Trilogy are subject to future service requirements and will be earned over an 18-month period. Stock-based compensation expense for the aforementioned compensation arrangements has been included in the Company’s historical results since the date of consummation of the Trilogy Acquisition. Because the pro forma results of operations require the Trilogy Acquisition to be reflected as if it occurred on January 1, 2019, a pro forma adjustment has been recorded to account for the incremental stock-based compensation expense. The compensation expense was recorded as follows within the respective expense lines:

Year Ended December 31, 2019
(in thousands)
Servicing and support	$247
Technology and content development	49
Marketing and sales	99
General and administrative	897
Total stock-based compensation expense (incremental)	$1,292

(b)	Reflects an adjustment for amortization expense related to the fair values of identified intangible assets with finite lives. The fair values of acquired intangible assets are $48.1 million for developed technology, $48.1 million for internally-developed course content, $84.2 million for university client relationships and $7.1 million for trade names and domain names. Amortization of the aforementioned intangible assets has been included in the Company’s historical results since the date of consummation of the Trilogy Acquisition. Because the pro forma results of operations require the Trilogy Acquisition to be reflected as if it occurred on January 1, 2019, a pro forma adjustment has been recorded to account for the incremental amortization. The intangible assets are amortized on a straight-line basis over the useful lives of the assets. The following table shows the preliminary amortization amount of each intangible asset:

	Estimated Average Useful Life (years)	Fair Value	Amortization for Year Ended December 31, 2019
		(in thousands)
Amortizable intangible assets:
Developed technology	3	$48,096	$6,193
Developed content	4	48,050	4,640
University client relationships	10	84,150	3,251
Trade names and domain names	5	7,100	549
Total		$187,396	$14,633

Less: Trilogy historical amortization expense			(643)
Pro forma amortization adjustment (incremental)			$13,990
Technology and content development			10,190
Marketing and sales			3,800

(c)	Reflects an adjustment to remove the impact of transaction costs incurred in connection with the Trilogy Acquisition.

Transaction costs of $7.5 million were recognized in Trilogy’s historical results for the period from January 1, 2019 to May 21, 2019, and transaction costs of $4.8 million were recognized in the Company’s historical results for the year ended December 31, 2019.

(d)	Reflects an adjustment to record the pro forma interest expense on debt incurred and amortization of debt issuance costs of $8.5 million.

(e)	Represents an adjustment to eliminate the one-time, non-recurring tax benefit of $17.5 million recognized by the Company for the release of the Company’s tax valuation allowance that was no longer needed as a result of recognizing an additional net deferred tax liability due to the Trilogy Acquisition.

(f)	Reflects the pro forma effect of the consideration paid in the form of the Company’s common stock in connection with the Trilogy Acquisition.